CONSULTING AND NONCOMPETITION AGREEMENT

This Consulting and Noncompetition Agreement (this “Agreement”) is being entered into as of June 3, 2014, by and among National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”), National Penn Bank, a national banking association and a wholly-owned subsidiary of National Penn, and Kent C. Lufkin (the “Consultant”).

RECITALS:

WHEREAS, the Consultant is currently the President and Chief Executive Officer of TF Financial Corporation, a Pennsylvania corporation (“TF Financial”), and 3rd Fed Bank, a wholly-owned subsidiary of TF Financial and a Pennsylvania-chartered savings bank;

WHEREAS, pursuant to an Agreement and Plan of Merger between National Penn and TF Financial, dated as of June 3, 2014 (the “Merger Agreement”), TF Financial will merge with and into National Penn, with National Penn being the surviving entity (the “Merger”), and thereafter 3rd Fed Bank will merge with and into National Penn Bank, with National Penn Bank being the surviving entity;

WHEREAS, concurrently with the Merger, Consultant’s employment with TF Financial and 3rd Fed Bank will terminate;

WHEREAS, the parties hereto recognize and acknowledge the interest of National Penn and National Penn Bank in protecting the business and goodwill associated with TF Financial and 3rd Fed Bank following the Merger by having the Consultant enter into this Agreement; and

WHEREAS, National Penn and National Penn Bank desire to have the Consultant agree to a non-competition provision as a condition precedent to National Penn entering into the Merger Agreement and provide, and the Consultant is willing to provide National Penn and National Penn Bank with, the Consulting Services (defined below) on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Defined Terms.

Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

2.	Consultancy.

(a)   During the period beginning at the Effective Time and ending on the one-year  anniversary of the Effective Time (or such earlier date of termination pursuant to Section 2(e) below) (such period, the “Consulting Period”), the Consultant undertakes to provide his personal advice and counsel to National Penn and its subsidiaries and affiliates (including National Penn  Bank) in connection with the business of National Penn and its subsidiaries, including, but not limited to:

(i)           consulting with National Penn  regarding the operations and customer relationships of National Penn and its subsidiaries;

(ii)    assisting National Penn with implementing its integration and transition plan following the Merger and the Bank Merger;

(iii)           providing introductions to customers and providing personal services similar to those the Consultant is currently providing TF Financial and 3rd Fed Bank, (collectively, the “Consulting Services”), subject to the terms and conditions which are set forth herein.

(b) The Consultant shall provide such Consulting Services as may be requested from time to time by the President and Chief Executive Officer of National Penn, up to one day per week during the Consulting Period.  Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as reasonably determined by National Penn. The Consultant shall be available for meetings at the principal executive offices of National Penn  and National Penn Bank at such times as National Penn shall reasonably require.

(c) During the Consulting Period, National Penn or National Penn Bank shall reimburse the Consultant or otherwise provide for or pay for all reasonable business expenses incurred by the Consultant at the request of National Penn  or National Penn Bank, subject to the applicable policies of National Penn  and National Penn Bank as in effect at the time.

(d) During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of National Penn or any subsidiary or affiliate of National Penn.

(e) The Consulting Period may terminate before the one-year anniversary of the Effective Time as follows:

(i) From and after the Effective Time, either National Penn and National Penn Bank or the Consultant may terminate this Agreement for Cause (as hereinafter defined), in which event the Consulting Period will end as of the date of termination. “Cause” shall mean (x) where the Consultant is the terminating party, National Penn and National Penn Bank shall have materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Consultant gives written notice to National Penn of such material breach; or (y) where National Penn and National Penn Bank are the terminating parties, the Consultant shall have (A) willfully failed to perform the Consulting Services, other than any failure resulting from his incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in connection with the Consulting Services; (C) engaged in willful misconduct; (D) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of the Consulting Services; or (E) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which National Penn gives written notice to the Consultant of such material breach.

(ii) The Consulting Period shall automatically terminate by reason of (x) the death of the Consultant, or (y) the Consultant’s acceptance of an Interim Position (defined below), and in each such case no notice of termination shall be required.

(f) The obligations of National Penn and National Penn Bank under this Agreement are subject to and contingent upon the Consultant continuing to be employed by TF Financial and 3rd Fed Bank from the date hereof until the Effective Time.

3.	Non-Disclosure of Confidential Information

Except in the course of performing the Consulting Services hereunder, and in the pursuit of the business of National Penn or any of its subsidiaries or affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of National Penn or any of its subsidiaries or affiliates or predecessors, unless such confidential information or proprietary data become publicly known through no fault of the Consultant. Without limiting the generality of the foregoing, the Consultant agrees that all information concerning the identity of the customers of National Penn and its subsidiaries and affiliates and the relations of such entities with their customers is confidential information. This Section 3 shall survive the termination or expiration of both the Consulting Period and the Non-Compete Period (defined below).

4.	Non-Competition Provisions.

The Consultant agrees that during the 18 month period immediately following the Effective Time (the “Non-Compete Period”), the Consultant will not without the prior written consent of National Penn (which consent may be given or withheld, in National Penn’s sole discretion), directly or indirectly:

(a)           engage in, become interested in, or become associated with, in the capacity of employee, consultant, director, officer, owner, principal, agent, trustee or in any other capacity whatsoever, any proprietorship, partnership, corporation, enterprise or entity located in any county in which, as of the Effective Date, National Penn, National Penn Bank or any of their subsidiaries maintains a branch office (including as a result of the Merger) (collectively, the “Counties” and individually a “County”), which proprietorship, partnership, corporation, enterprise or other entity is, or may be deemed to be by National Penn Bank, competitive with any business carried on by National Penn, National Penn Bank or any of their subsidiaries, including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”); provided, however, that this provision shall not prohibit the Consultant from either (i) owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, or (ii) from and after the six month anniversary of the Effective Time, serving another banking organization (including a bank, thrift or credit union) with operations in one or more Counties and less than $300 million in assets as its interim President and Chief Executive Officer or in a similar consulting capacity of such organization (the “Interim Position”);

(b) solicit or induce, or cause others to solicit or induce, any employee of National Penn or any of its subsidiaries to leave the employment of such entities, or

(c) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of National Penn or any of its subsidiaries) any customer of National Penn or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with National Penn or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between National Penn or its subsidiaries and any such customers.

This Section 4 shall survive the termination or expiration of the Consulting Period in accordance with its terms.

5.	Compensation and Release.

(a) In consideration of the obligations and commitments of the Consultant under this Agreement, National Penn or National Penn Bank shall pay to the Consultant: (i) during the Consulting Period, (x) an aggregate amount of $100,000, payable in equal monthly installments over such period; (y) the additional amounts and benefits listed on Exhibit A hereto; and (ii) during the Non-Compete Period, an aggregate amount of $174,000, payable in equal monthly payments over such period.

(b) During the Consulting Period, National Penn or National Penn Bank shall provide medical and dental coverage to the Consultant under the policies offered by National Penn and National Penn Bank to their employees, on the same terms and conditions as if the Consultant was an employee of National Penn Bank, with the Consultant responsible for paying the employee share of any premiums, copayments or deductibles; provided that any deductible payments made by Consultant under similar medical and dental plans with TF Financial shall be counted against the deductible thresholds for National Penn’s medical and dental plans. For purposes of determining eligibility under such plans, the Consultant shall be credited with his service as a 3rd Fed Bank employee and shall not be subject to any pre-existing condition limitation for conditions covered under such plans. The Consultant shall not be entitled to participate in any other employee benefit plans, programs or arrangements of National Penn or National Penn Bank.

(c) Notwithstanding Section 5(a) and Section 5(b) above, (i) if the Consultant accepts an Interim Position, he shall not be entitled to receive any further payments, amounts and benefits pursuant to Section 5(a)(i) and Section 5(b) above; and (ii) if the Consultant accepts a position as the President and Chief Executive Officer, other senior executive or similar consulting capacity of a banking organization (including a bank, thrift or credit union) outside the Counties, he shall not be entitled to receive any further amount and benefits pursuant to Section 5(a)(i)(y) and Section 5(b) above.

(d) Upon and by virtue of receipt by the Consultant of the payments due under the Change in Control Severance Agreement, effective January 1, 2009, as amended December 31, 2013, between 3rd Fed Bank and the Consultant (the “Severance Agreement”), which shall be paid prior to the Effective Time pursuant to Section 5.12(d) of the Merger Agreement, the Consultant hereby acknowledges and agrees that no further amounts are due and owing under the Severance Agreement, and hereby releases, waives and forever discharges National Penn, National Penn Bank and their respective present and former, affiliates, employees, officers, directors, agents, and representatives, (collectively, “Releasees”) of and from any and all actions, causes of action, liabilities, claims, and demands, whether now known or unknown, foreseen or unforeseen, matured or unmatured, which the Consultant ever had, now have, or hereafter can, shall, or may have against Releasees arising from or relating to the Severance Agreement.

(e) Notwithstanding anything herein to the contrary, nothing herein shall be deemed to limit the Consultant's rights to continuation of medical benefits in accordance with  the Consolidated Omnibus Budget Reconciliation Act resulting from the Consultant's termination of employment concurrently with the Merger.

6.	Successors and Assigns.

Except as provided in this Section 6, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that National Penn and National Penn Bank may assign their rights, interest and obligations hereunder to any purchaser or other transferee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of their business and/or assets. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.	Enforcement.

(a) This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

(b) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 4 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other County. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

(c) The Consultant acknowledges that National Penn and National Penn Bank would not have entered into the Merger Agreement or intend to consummate the Merger unless the Consultant had, among other things, entered into this Agreement. Any breach of Sections 3 or 4 of this Agreement will result in irreparable damage to National Penn and National Penn Bank for which National Penn and National Penn Bank will not have an adequate remedy at law. In addition to any other remedies and damages available to National Penn and National Penn Bank, the Consultant further acknowledges that National Penn and National Penn Bank shall be entitled to seek injunctive relief hereunder to enjoin any breach of Sections 3 or 4 of this Agreement, and the parties hereby consent to any injunction issued in favor of National Penn and National Penn Bank by any court of competent jurisdiction, without prejudice to any other right or remedy to which National Penn and National Penn Bank may be entitled. The Consultant represents and acknowledges that, in light of his experience and capabilities, the Consultant can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by National Penn or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood. In the event of a breach of this Agreement by the Consultant, the Consultant acknowledges that in addition to or in lieu of National Penn or National Penn Bank seeking injunctive relief, National Penn or National Penn Bank may also seek to recoup any or all amounts paid by National Penn or National Penn Bank to the Consultant pursuant to Section 5 hereof.  Each of the remedies available to National Penn and National Penn Bank in the event of a breach by the Consultant shall be cumulative and not mutually exclusive.

8.	Amendment.

This Agreement may be amended or modified at any time by a written instrument executed by National Penn, National Penn Bank and the Consultant.

9.	Withholding.

National Penn and National Penn Bank shall be entitled to withhold from amounts to be paid to the Consultant hereunder any federal, state or local withholding or other taxes, or charge which it is from time to time required to withhold. National Penn and National Penn Bank shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

10.	Notice.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Consultant:

Kent C. Lufkin
At the address last appearing
on the records of TF Financial or National Penn

If to National Penn and National Penn Bank:

National Penn Bancshares, Inc.
645 Hamilton Street, Suite 1100
Allentown, Pennsylvania  18101

11.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

12.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

13.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

14.	Entire Agreement.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.  For the avoidance of doubt, in the event of any conflict between the terms of (a) the Severance Agreement and (b) Sections 5(b) and 5(c) of this Agreement, the terms of Sections 5(b) and 5(c) of this Agreement shall control.

15.	Effectiveness.

Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, each of National Penn and National Penn Bank has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, all as of the date first written above.

CONSULTANT:

/s/ Kent C. Lufkin
Kent C. Lufkin

NATIONAL PENN BANCSHARES, INC.

By: /s/ Scott V. Fainor
Name: Scott V. Fainor
Title: President and Chief Executive Officer

NATIONAL PENN BANK

By: /s/ Scott V. Fainor
Name: Scott V. Fainor
Title: President and Chief Executive Officer

[Signature Page to Consulting Agreement]